UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2025

Onex Direct Lending BDC Fund

(Exact name of Registrant as specified in its charter)

Delaware	814-01405	86-3687484
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

930 Sylvan Avenue Englewood Cliffs, NJ	07632
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 541-2121

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02. Unregistered Sale of Equity Securities.

On July 1, 2025, the Company sold 4,893 unregistered common shares of beneficial interest, par value $0.001 (the “Common Shares”) (with the final number of Common Shares being determined on July 17, 2025) to investors, including feeder vehicles. The Common Shares were sold in a private placement in the United States under the exemption provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder and Regulation S under the Securities Act (the “Private Offering”). The following table details the shares sold:

Date of Unregistered Sale	Amount of Common Shares	Consideration
July 1, 2025 (number of Common Shares finalized on July 17, 2025)	4,893	$110,000

Item 7.01. Regulation FD Disclosure.

Portfolio and Business Commentary

(All figures as of June 30, 2025, unless otherwise noted.)

For the quarter ended June 30, 2025, the Company’s net asset value (“NAV”) per share was $22.48, compared to $22.88 as of March 31, 2025. The quarter-over-quarter change in NAV per share was driven primarily by unrealized losses from certain of the Company’s investments in the portfolio, partially offset by net investment income per share in excess of distributions. Dividends for the quarter ended June 30, 2025 was $0.54 per share, representing an annualized distribution yield of 9.61% based on second quarter NAV per share.1 The Company’s quarterly and year-to-date return through June 30, 2025 was 0.6% and 0.8%, respectively.

As of June 30, 2025, the Company’s portfolio was $468.1 million based on fair market value across 55 portfolio companies and 20 industries. The Company’s unfunded commitments was $19.4 million at June 30, 2025. Given our focus on middle market borrowers and our conservative structuring approach, our portfolio remained defensively positioned with 97% first lien debt investments and 99% floating rate debt investments based on fair market value. As of June 30, 2025, there were two investments placed on non-accrual status, unchanged from prior quarter end. As of June 30, 2025, 96% of the Company’s loan portfolio based on fair value were priced above 85 cents on the dollar. Additionally, 64% of the second quarter’s gross unrealized losses were driven by three portfolio companies, including Amplity Parent, Inc., IMB Midco LLC, and Medallia, Inc.

We continue to operate around the low end of our target leverage ratio of 0.75x to 1.25x net debt to equity and remain focused on optimizing our funding sources and liquidity. As of June 30, 2025, the Company’s net leverage ratio was 1.03x.2 As of June 30, 2025, the Company had remaining facility sizes totaling $121.0 million.3

Since inception and as of June 30, 2025, the Company has closed on 88 portfolio investments totaling over $943 million of commitments at the time of original closing. At the time of original closing for these 88 borrowers, the weighted average senior leverage was approximately 4.6 times, the loan-to-value ratio was approximately 40%, and the weighted average spread over reference rate to the London Interbank Offered Rate (“LIBOR”), Secured Overnight Financing Rate (“SOFR”), and Canadian Dollar Offered Rate (“CDOR”) was 614 bps. As of June 30, 2025, there were 55 active borrowers, 29 of which are considered platform investments in the portfolio, with total outstanding commitments, including unfunded loan commitments, of approximately $521.1 million.

1.

The annualized distribution yield is calculated by multiplying the current quarter’s (Q2 2025) regular distribution per share by four and dividing the result by the current quarter’s ending NAV per share. If the calculation was based on the prior quarter’s (Q1 2025) ending NAV per share, the annualized distribution yield would be 9.44% as of June 30, 2025.

2.	Net leverage ratio is defined as debt outstanding less cash and cash equivalents, divided by net assets.
3.	Includes borrowing facility sizes of $300.0 million under our SPV facility and $80.0 million under the A&R Revolving OCF II Loan.

The information disclosed under this Item 7.01 is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise. The information in this Item 7.01 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, or into any filing or other document pursuant to the Exchange Act, except as otherwise expressly stated in any such filing.

Item 8.01. Other Events.

Net Asset Value

The net asset value (“NAV”) per share of the Company as of June 30, 2025, as determined in accordance with the Company’s valuation policy, is set forth below.

NAV per share as of June 30, 2025
Common shares of beneficial interest, par value $0.001	$22.48

As of June 30, 2025, the Company’s aggregate net asset value was $231.4 million and the fair value of its investment portfolio was $468.1 million.

Status of Offering

The Company has sold Common Shares as part of the Private Offering. The following table lists the Common Shares issued and total consideration for the Private Offering as of the date of this filing. The Company intends to continue selling Common Shares in the Private Offering on a quarterly basis.

	Common Shares Issued	Total Consideration
Common shares of beneficial interest, par value $0.001	14,497,957	$359.6 million

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONEX DIRECT LENDING BDC FUND

Date: July 22, 2025	By:	/s/ Albert Siu
	Name: Title:	Albert Siu Chief Financial Officer and Treasurer